U.S. GEOTHERMAL INC.
________

Consolidated Financial Statements
March 31, 2008

Board of Directors
U.S. Geothermal Inc.
Boise, Idaho

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheets of U.S. Geothermal Inc. as of March 31, 2008 and 2007, and the related consolidated statements of operations and comprehensive loss, consolidated statement of stockholders’ equity and consolidated statement of cash flows for the years ended March 31, 2008, 2007 and 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of U.S. Geothermal Inc. as of March 31, 2008 and 2007 and the results of its operations and comprehensive loss, consolidated statement of stockholders’ equity and consolidated statements of cash flows for the years ended March 31, 2008, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) U.S. Geothermal Inc.’s internal control over financial reporting as of March 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated June 9, 2008 expressed an adverse opinion.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
June 9, 2008

U.S. GEOTHERMAL INC.
CONSOLIDATED BALANCE SHEETS
(Stated in U.S. Dollars)

	March 31,	March 31,
	2008	2007

ASSETS

Current
Cash and cash equivalents	$4,877,252	$6,759,161
Restricted cash	285,000	5,363,400
Receivable from subsidiary	205,033	154,277
Other current assets	85,466	27,706
Total current assets	5,452,751	12,304,544

Investment in subsidiary (note 2)	16,745,481	6,230,410
Deposit on property acquisition (note 3)	11,310,686	-
Property, plant and equipment, net of
accumulated depreciation	6,858,015	4,138,386
Total assets	$40,366,933	$22,673,340

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued liabilities	$485,783	$1,446,952
Related party accounts payable	9,218	9,510
Total current liabilities	495,001	1,456,462
Long-term Liabilities:
Stock compensation payable	1,975,672	2,533,858
Total liabilities	2,470,673	3,990,320

Commitments and Contingencies	-	-

STOCKHOLDERS’ EQUITY

Capital stock
Authorized:
100,000,000 common shares with a $0.001 par value
Issued and outstanding:
43,810,512 shares at March 31, 2007 and
55,339,253 shares at March 31, 2008	55,339	43,811
Additional paid-in capital	48,532,730	25,781,832
Accumulated deficit	(10,691,809)	(7,142,623)
Total stockholders’ equity	37,896,260	18,683,020

Total liabilities and stockholders’ equity	$40,366,933	$22,673,340

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in U.S. Dollars)

	For the Years Ended March 31,
	2008	2007	2006

Operating Revenues:
Land, water, and mineral rights lease	$121,742	$90,206	$-
Management fees	62,500	-	-
	184,242	90,206	-

Operating Expenses:
Loss from investment in subsidiary	228,234	102,336	-
Consulting fees	112,269	67,913	29,005
Corporate admin and development	580,035	215,914	185,186
Professional and management fees	845,908	708,524	422,690
Salaries and wages	617,323	506,354	484,656
Stock based compensation	1,903,635	1,129,072	180,779
Travel and promotion	440,196	408,056	360,753
Lease and equipment repair costs	69,505	-	-
Total operating expenses	4,797,105	3,138,169	1,663,069

Loss from Operations	(4,612,863)	(3,047,963)	(1,663,069)

Other Income:
Foreign exchange gain	116,547	411,341	149,200
Interest income	947,130	693,738	23,276
Total other income	1,063,677	1,105,079	172,476

Net Loss	$(3,549,186)	$(1,942,884)	$(1,490,593)

Basic And Diluted Net Loss Per Share	$(0.06)	$(0.04)	$(0.08)

Weighted Average Number of Shares
Outstanding for Basic and Diluted	52,407,704	43,640,303	17,797,637
Calculations

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in U.S. Dollars)

	For the Years Ended March 31,
	2008	2007	2006

Operating Activities:
Net loss	$(3,549,186)	$(1,942,884)	$(1,490,593)
Add non-cash items:
Depreciation	56,769	16,511	1,350
Loss of operations of subsidiary	228,234	133,304	-
Gain on disposal of equipment	(2,154)	-	-
Shares issued for other than cash	-	65,384	84,000
Share based compensation	1,903,635	1,129,072	180,779
Change in non-cash working capital items:
Receivable subsidiary	(50,756)	(154,277)	-
Accounts payable and accrued liabilities	210,790	(160,166)	115,812
Prepaid expenses & other	(57,760)	(16,277)	(1,608)
Total cash used by operating activities	(1,260,428)	(929,333)	(1,110,260)

Investing Activities:
Purchases of property, plant and equipment	(3,961,024)	(2,456,782)	(1,132,764)
Cash released from (restricted by) under contract	5,078,400	(5,363,400)	-
Cash in escrow for property acquisition	(11,310,686)	-	-
Investment in subsidiaries	(10,743,305)	(9,917,100)	-
Proceeds from equipment disposal	14,529	-	-
Reimbursement from partner	-	4,917,100	-
Total cash used by investing activities	(20,922,086)	(12,820,182)	(1,132,764)

Financing Activities:
Issuance of share capital, net of share issue cost	20,300,605	20,312,177	646,710
Total cash provided by financing activities	20,300,605	20,325,177	646,710

Foreign Exchange Effect on Cash and Equivalents	-	-	(164,262)

Increase in Cash and Cash Equivalents	(1,881,909)	6,562,662	(1,760,576)

Cash and Cash Equivalents, Beginning of Period	6,759,161	196,499	1,957,075

Cash and Cash Equivalents, End of Period	$4,877,252	$6,759,161	$196,499

Supplemental Disclosure:
Non-cash investing and financing activities:
Transfer of property and equipment to subsidiary	$-	$1,363,714	$-
Shares issued with employment agreements	-	65,384	84,000
Purchase of property and equipment on account	1,172,251	(1,335,714)	-

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMALINC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Years Ended March 31, 2008 and 2007
(Stated in U.S. Dollars)

	NUMBER	COMMON	ADDITIONAL	CAPITAL	STOCK
	OF	SHARES	PAID-IN	STOCK	PURCHASE	ACCUM.
	SHARES	AMOUNT	CAPITAL	ISSUABLE	WARRANTS	DEFICIT	TOTAL

Balance at April 1, 2006	18,263,844	$$18,264	$4,954,690	$20,134,260	$-	$(5,199,743)	$19,907,471

Stock issued as result of employment
agreements	49,168	49	65,331	-	-	4	65,384
Stock options granted	-	-	978,772	-	-	-	978,772
Shares issued for stock options and warrants
exercised	497,500	498	487,595	-	(137,806)	-	350,287
Capital stock issued as result of a private
placement closed April 3, 2006, net of
issuance costs	25,000,000	25,000	20,109,260	(20,134,260)	-	-	-
Stock purchase warrants expired	-	-	1,186,232	-	(1,186,232)	-	-

Stock compensation liability	-	-	(2,000,048)	-	1,324,038	-	(676,010)
Net loss for the period	-	-		-	-	(1,942,884)	(1,942,884)
Balance, March 31, 2007	43,810,512	43,811	25,781,832	-	-	(7,142,623)	18,683,020

Capital stock issued as result of a private
placement closed June 5, 2007, net of
issuance costs	9,090,900	9,091	17,757,681	-	-	-	17,766,772
Shares issued for stock options and warrants
exercised	2,437,841	2,437	4,255,203	-	-	-	4,257,640

Stock compensation liability	-	-	738,014	-	-	-	738,014

Net loss for the period	-	-	-	-	-	(3,549,186)	(3,549,186)
Balance at March 31, 2008	55,339,253	$55,339	$48,532,730	$-	$-	$(10,691,809)	$37,896,260

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(Stated in U.S. Dollars)

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

When U.S. Cobalt Inc. (“GTH” or the “Company”) completed a reverse take-over on December 19, 2003, the former stockholders of U.S. Geothermal Inc. (“GEO – Idaho”) a company incorporated on February 26, 2002 in the State of Idaho, U.S.A.; acquired control of GTH. In connection with the transaction, U.S. Cobalt Inc. changed its name to U.S. Geothermal Inc. and consolidated its common stock on a one new to five old basis. All references to common shares in these financial statements have been restated to reflect the roll-back of common stock.

GEO - Idaho entered into an agreement with Vulcan Power Company (“Vulcan”) of Bend, Oregon, U.S.A., pursuant to which it acquired a 100% interest in the Raft River Geothermal Property located in Cassia County, Idaho, U.S.A.

The Company was created to acquire property, construct power plants, and manage the operations of those plants that utilize geothermal resources to produce energy. The Company’s operations have been, primarily, focused in the Pacific Northwest of the United States.

Basis of Presentation

The Company consolidates subsidiaries that it controls (more-than-50% owned) and entities over which control is achieved through means other than voting rights. These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The accounts of the following companies are consolidated in these financial statements:

i)	U.S. Geothermal Inc. (incorporated in the State of Delaware);
ii)	U.S. Geothermal Inc. (incorporated in the State of Idaho);
iii)	U.S. Cobalt Inc. (incorporated in the State of Colorado);
iv)	U.S. Geothermal Services, LLC (incorporated in the State of Delaware).

All intercompany transactions are eliminated upon consolidation.

Raft River Energy I LLC, previously a 100% owned subsidiary, was consolidated through July 2006, after which the entity is recorded under the equity method. See Consolidation of Variable Interest Entity in Note 2 for further discussion.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following are summarized accounting policies considered to be significant by the Company’s management:

Accounting Method

The Company’s financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and have been consistently applied in the preparation of the financial statements.

Change from Development Stage

Pursuant to Statement of Financial Accounting Standards No. 7, “Accounting and Reporting by Development Stage Enterprises” (“SFAS 7”), the Company was considered to be a development stage enterprise from February 26, 2002 to December 31, 2007. Among other provisions, SFAS 7 stipulates the reporting of inception to date results of operations, cash flows and other financial information. On January 3, 2008, the Company’s major subsidiary began generating revenues from planned commercial operations. Although Company management expects to focus a significant amount of resources to development type activities over the next 3 to 5 years, the Company has been generating revenues that originate from planned principal operations. Consequently, these consolidated financial statements are reported in accordance with generally accepted accounting principles for an operating company and do not reflect inception to date information.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company’s financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions and could have a material effect on the reported amounts of the Company’s financial position and results of operations.

Cash and Cash Equivalents

The Company considers all unrestricted cash, short-term deposits, and other investments with original maturities of no more than ninety days when acquired to be cash and cash equivalents for the purposes of the statement of cash flows. Discussion regarding restricted cash is included in Note 4. With the large value of funds invested in short-term deposits, small variations in short term interest rates may materially affect the value of cash equivalents. Investments in government obligations accumulate higher interest, but the principal balance is not insured by the FDIC. All investments held by the Company are highly liquid and available on demand.

Concentration of Credit Risk

The Company’s cash and cash equivalents, including restricted cash, consisted of commercial bank deposits, a money market account, and petty cash. The money market funds totaled $4,896,040, and are not subject to deposit insurance. Cash deposits are held in a commercial bank in Boise, Idaho, and in a commercial bank in Vancouver, British Columbia. The accounts in Idaho are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000. The Canadian dollar accounts in British Columbia are guaranteed by the Canadian Deposit Insurance Corporation (“CDIC”) up to $100,000 Canadian (approximately $102,315 in U.S. dollars at March 31, 2008). At March 31, 2008, the Company held deposits that exceeded the FDIC insured amount by approximately $295,858 and did not exceed the CDIC insured amount.

Consolidation of Variable Interest Entities

The Company has a significant interest in Raft River Energy I, LLC (“RREI”), which has been determined to be a variable interest entity as defined by FASB Interpretation No. 46(R) (FIN 46(R)). RREI’s purpose is to hold the financial interests of the first phase of the Raft River project for the construction of a geothermal power plant.

RREI resulted from an August 9, 2006 agreement between the Company and Raft River Holdings, LLC, a subsidiary of the Goldman Sachs Group, for construction financing of Phase I of the Raft River project. To accommodate the construction financing, the Company sold 50% of its ownership in Raft River Energy to Raft River Holdings. As a result of the agreements, the Company was required to contribute cash and property sufficient to complete a 10 megawatt power plant, and Raft River Holdings was required to contribute $34,170,100.

As of March 31, 2008, the Company has contributed $17,102,586 in cash and property to the project, while Raft River Holdings has contributed $34,170,100. As a result, Raft River Holdings has been designated the primary beneficiary.

For periods prior to August 2006, the Company was the 100% owner of RREI and consolidated the loss. For the period August 2006 to March 2008, U.S. Geothermal Inc. recorded RREI under the equity method of accounting for investments in subsidiaries based on the monthly capital contribution ratio, which averaged 27.4% for the year ended March 31, 2008.

RREI’s latest financial information is summarized as follows:

	As of November	As of November
	30, 2007	24, 2006

Total current assets	$234,382	$3,417,793
Property and equipment	50,055,675	18,618,764
	$50,290,057	$22,036,557

Total liabilities	$4,252,786	$3,360,052
Total members’ equity	46,037,271	18,676,505
	$50,290,057	$22,036,557

	Fiscal Year	August 18, 2005
	Ended November	to November 30,
	30, 2007	2006

Operating revenues	$96,743	$-
Operating loss	(929,615)	(245,879)
Net loss	(834,234)	(237,309)

U.S. Geothermal Inc. – portion of net loss	(228,234)	(102,336)

Property, Plant and Equipment

Property, plant and equipment are recorded at historical cost. Depreciation is calculated on a straight-line basis over the estimated useful life of the asset. Where appropriate, terms of property rights and revenue contracts can influence the determination of estimated useful lives. Depreciation of small equipment is calculated using an annual rate of 30%, which approximates the assets’ estimated useful lives.

The Company expenses all costs related to the development of geothermal reserves prior to the establishment of proven and probable reserves. Once a resource is considered to be proven, then costs of acquisition and development are capitalized on an area-of-interest basis. If an area of interest is subsequently abandoned, those costs are charged to income in the year of abandonment.

Impairment of Long-Lived Assets

Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”) establishes a single accounting model for long-lived assets to be disposed of by sale including discontinued operations. SFAS 144 requires that these long-lived assets be measured at the lower of the carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. The Company has adopted SFAS 144 and evaluates its long-term assets annually for impairment or when circumstances or events occur that may impact the fair value of the assets. The fair value of geothermal property is primarily evaluated based upon the present value of expected revenues directly associated with those assets. An impairment loss would be recognized if the carrying amount of a capitalized asset is not recoverable and exceeds its fair value. Management believes that there have not been any circumstances that have warranted the recognition of losses due to the impairment of long-lived assets as of March 31, 2008.

Stock Options Granted to Employees and Non-employees

On April 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), which requires the measurement of the value of employee services received in exchange for an award of an equity instrument based on the grant-date fair value of the award. For employees, directors and officers, the fair value of the awards are expensed over the vesting period. The current vesting period for all options is eighteen months.

Under SFAS 123(R), the Company elected to use the modified prospective transition method, and accordingly, the Company’s consolidated financial statements for periods prior to adoption of SFAS 123(R) have not been restated to reflect, and do not include the impact of adopting SFAS 123(R).

For non-employee stock based compensation, the Company adopted EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and EITF Issue No. 00-18, “Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees.” Non-employee stock options have been granted, at the Board of Director’s discretion, to select vendors as a bonus for exceptional performance. Prior to issuance of the awards, the Company was not under any obligation to issue the stock options. Subsequent to the award, the recipient was not obligated to perform any services. Therefore, the fair value of these options was expensed on the grant date, which was also the measurement date.

The Company accounts for stock-based compensation in accordance with SFAS 123(R). Under the fair value recognition provisions of this statement, share-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period. Determining the fair value of share-based awards at the grant date requires judgment, including estimating expected dividends. In addition, judgment is also required in estimating the amount of share-based awards that are expected to be forfeited. If actual results differ significantly from these estimates, stock-based compensation expense and our results of operations could be materially impacted.

Earnings Per Share

The Company has adopted Statement of Financial Accounting Standard No. 128 “Earnings per Share” (“SFAS 128”), which provides for calculation of "basic" and "diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share. Although there were common stock equivalents outstanding at March 31, 2008 and 2007, they were not included in the calculation of earnings per share because their inclusion would have been considered anti-dilutive.

Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, refundable tax credits, and accounts payable and accrued liabilities. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair values of these financial instruments approximate their carrying values, unless otherwise noted.

Refundable tax credit is comprised of Goods and Services Tax (“GST”) which is refundable from the Government of Canada and is included in other assets.

Foreign Currency Transactions

The Company’s functional currency is the U.S. dollar. Monetary items are converted into U.S. dollars at the rate prevailing at the balance sheet date. Resulting gains and losses are generally included in determining net income for the period in which exchange rates change. The Company does not have financial interests that are specified by contract to be settled in foreign currencies.

Foreign Operations

The accompanying balance sheet contains certain recorded Company assets (principally cash) in a foreign country (Canada). Although Canada is considered economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company’s operations.

Provision for Taxes

Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by SFAS 109 to allow recognition of such an asset.

At March 31, 2008, the Company had net deferred tax assets calculated at an expected rate of 34% of approximately $2,429,640 (March 31, 2007 - $1,870,800) principally arising from net operating loss carry forwards and stock compensation. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset was recorded at March 31, 2008. The significant components of the deferred tax asset at March 31, 2008 and 2007 were as follows:

	March 31,	March 31,
	2008	2007
Estimated net operating loss carry forward	$7,146,000	$5,502,300

Deferred tax asset	$2,429,600	$1,870,800
Deferred tax asset valuation allowance	(2,429,600)	(1,870,800)
Net deferred tax asset	$-	$-

At March 31, 2008, the Company has net operating loss carry forwards of approximately $7,146,000 ($5,502,300 in March 31, 2007), which expire in the years 2023 through 2027. The change in the allowance account from March 31, 2007 to March 31, 2008 was $558,800.

Although we believe that our estimates are reasonable, no assurance can be given that the final tax outcome of these matters will not be different than that which is reflected in our tax provisions. Ultimately, the actual tax benefits to be realized will be based upon future taxable earnings levels, which are very difficult to predict.

Accounting for Income Tax Uncertainties and Related Matters

We may be assessed penalties and interest related to the underpayment of income taxes. Such assessments would be treated as a provision of income tax expense on our financial statements. For the year ended March 31, 2008, no income tax expense has been realized as a result of our operations and no income tax penalties and interest have been accrued related to uncertain tax positions. The Company files income tax returns in the U.S. federal jurisdiction and in the State of Idaho. These filings are subject to a 3 year statue of limitations. Our evaluation of income tax positions included the fiscal years ended March 31, 2008, 2007, 2006 and 2005 which could be subject to agency examinations as of March 31, 2008. No filings are currently under examination. No adjustments have been made to reduce our estimated income tax benefit at fiscal year end. Any valuations relating to these income tax provisions will comply with the principles defined in Financial Accounting Standards No. 157, Fair Value Measurements.

Revenue

Revenue Recognition

Management fee income is recognized when the services have been provided. Royalties and Lease revenues are recognized as the resource has been utilized and other contractual obligations have been met.

Revenue Source
The majority of the Company’s operating revenues are received from its major subsidiary in the form of lease/royalty income and management fees. Most of the subsidiary’s operating revenues originate from electrical power that is sold to a single utility company that, primarily, operates in the State of Idaho. All of the power generated originates from the one power plant that utilizes a geothermal reservoir located in South Eastern Idaho.

Reclassifications

Certain amounts reported in operating revenues in the fiscal year ended March 31, 2007, were reclassified from other revenues to conform with the current period presentation. These reclassifications have resulted in no changes to the Company’s accumulated deficit and net losses presented.

Recent Accounting Pronouncements

Stock Based Compensation
In December 2007, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 110 (“SAB 110”), Share Based Payment. This SAB expresses the views of the staff regarding the use of a "simplified" method, as discussed in SAB No. 107 (“SAB 107”), in developing an estimate of expected term of "plain vanilla" share options in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment. The staff stated in SAB 107 that it would not expect a company to use the simplified method for share option grants after December 31, 2007. However, the staff will continue to accept, under certain circumstances, the use of the simplified method beyond December 31, 2007. The guidance in SAB 110 is effective beginning January 1, 2008. The Company uses historical information to estimate the expected term of its stock option grants and, therefore, it does not expect that adoption of SAB 110 will have a material impact on the Company’s financial position, results of operations, or cash flows.

Business Combinations
In December 2007, the FASB issued Financial Accounting Standards Statement No. 141 (Revised 2007) (“SFAS 141(R)”), Business Combinations. Under SFAS 141(R), an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. Additionally, SFAS 141(R) will change the accounting treatment for certain specific items, including:

  Acquisition costs will be generally expensed as incurred;
  Noncontrolling interests (formerly known as "minority interests") will be valued at fair value at the acquisition date;
  Acquired contingent liabilities will be recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under existing guidance for non-acquired contingencies;
  In-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date;
  Restructuring costs associated with a business combination will be generally expensed subsequent to the acquisition date; and
  Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense.

SFAS 141(R) also includes a substantial number of new disclosure requirements. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 and earlier adoption is prohibited. Accordingly, the Company will be required to record and disclose business combinations following existing U.S. GAAP until April 1, 2009. The Company does not expect that adoption of SFAS 141(R) will have a material effect on its financial position, results of operation, or cash flows.

Noncontrolling Interests in Consolidated Financial Statements
In December 2007, the FASB issued Financial Accounting Standards Statement No. 160 (SFAS 160), Noncontrolling Interests in Consolidated Financial Statements - An Amendment of ARB No. 51.

SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, SFAS 160 requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent's equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent's ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, SFAS 160 requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 and earlier adoption is prohibited. Accordingly, the Company will be required to record and disclose minority interest following existing GAAP until April 1, 2009. The Company does not expect that adoption of SFAS 160 will have a material effect on its financial position, results of operation, or cash flows.

Fair Value Measurement
During September 2006 the FASB issued Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”). FASB 157 defines fair value, establishes a framework for measuring fair value under U.S. GAAP, expands disclosures about fair value measurements and addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under U.S. GAAP. SFAS 157 does not require any new fair value measurements. This standard is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years (fiscal year 2009 for the Company). However, on December 14, 2007 the FASB issued a proposed FASB staff position ("FSP") that would amend SFAS 157 to delay its effective date for all non-financial assets and non-financial liabilities, except for those that are recognized or disclosed at fair value in the financial statements on a recurring basis, that is, at least annually. For items within the scope of the proposed FSP the effective date of SFAS 157 would be delayed to fiscal years beginning after November 15, 2008 (fiscal 2010 for the Company) and interim periods within those fiscal years. During February 2008 the FASB confirmed and made effective the FSP. Based on the type of assets and liabilities currently held by the Company, management does not believe that the adoption will have a material impact on the financial position or results of operation.

During February 2007 the FASB issued Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS 159 apply only to entities that elect the fair value option. However, the amendment to FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities (“SFAS 115”) applies to all entities with available-for-sale and trading securities. SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007 (fiscal year beginning April 1, 2008 for the Company). The Company does not expect the adoption of standard to have a material impact on its financial position or results of operations.

NOTE 3 – ESCROW DEPOSIT ON ACQUISITION

As of March 31, 2008, the Company transferred $11,310,686 to an escrow account related to the acquisition of the geothermal assets located near Empire, Nevada. As noted in Note 11, this transaction was completed on May 1, 2008, and the funds were transferred from the escrow account to the seller.

NOTE 4 – RESTRICTED CASH

The Company maintains cash balances that are restricted due to contractual obligations. Restricted cash balances and explanations of the nature of the restrictions are summarized as follows:

	March 31,	March 31,
Entity/Description	2008	2007

Ormat Nevada – construction letter of credit	$-	$5,103,400
Idaho Department of Water Resources – well
bonding	260,000	260,000
Oregon Department of Geology and Mineral
Industries – well bonding	25,000	-
	$285,000	$5,363,400

The Ormat letter of credit was released during the year ended March 31, 2008 after the final construction payment was made in January 2008. Well bonding requirements renew on an annual basis.

NOTE 5 - PROPERTY, PLANT AND EQUIPMENT

During the year ended March 31, 2008, the Company made significant acquisitions of geothermal, mineral and surface water rights. Geothermal and mineral rights were acquired in Gerlach, Nevada that amounted to approximately $319,785. Additional costs of $122,522 were incurred to continue to study and develop the Company’s interests in the project located near Neal Hot Springs, Oregon. In June 2007, the right to lease the geothermal and mineral rights of 1,685 acres in Raft River, Idaho was purchased for $1,015,102.

Net construction costs of $862,124 were incurred during the fiscal year ended March 31, 2008. The majority of these costs were for buildings and facilities ($351,765) and pipelines ($499,783) related to the development of the Raft River well field. No significant assets under construction were put into operation during the fiscal year.

Property, plant and equipment categories are summarized as follows:

	Balance at	Balance at
	March 31, 2008	March 31, 2007

Land	$384,000	$384,000
Water rights	1,146,003	1,146,003
Geothermal and mineral rights	1,903,226	286,112
Furniture and equipment	402,660	108,125
	3,835,889	1,924,240
Less: accumulated depreciation	(73,980)	(19,836)
	3,761,909	1,904,404
Construction in progress	3,096,106	2,233,982

	$6,858,015	$4,138,386

Depreciation expense charged to operations for the years ended March 31, 2008, 2007 and 2006 amounted to $56,769, $16,511 and $1,350; respectively. The construction in progress consists of development activities at Raft River Unit 2 and Neal Hot Springs.

NOTE 6 - CAPITAL STOCK

The Company is authorized to issue 100,000,000 shares of common stock. All shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

During the quarter ended March 31, 2008, the Company issued 56,667 common shares to officers, employees and consultants upon exercise of stock options at strike prices ranging from $0.72 CDN to $0.90 CDN (average $0.92 U.S.).

During the quarter ended December 31, 2007, the Company issued 1,854,141 common shares upon the exercise of 222,550 stock options and 1,631,591 broker compensation options in both U.S. and Canadian dollars. Shares of 15,000 were issued at an exercise price of U.S $2.41. Shares of 1,680,050 shares were issued at exercise prices that ranged between CDN $0.60 to $1.00 ($0.61 to $1.02 U.S.). Shares issued from stock purchase warrants, amounted to 159,091 shares at an exercise price of U.S. $2.08.

During the quarter ended September 30, 2007, the Company issued 235,833 common shares to officers, employees and consultants upon exercise of stock options at strike prices ranging from $0.60 CDN to $1.40 CDN (average $1.03 U.S.).

During the quarter ended June 30, 2007, the Company issued 291,200 common shares to officers, employees and consultants upon exercise of stock options at strike prices ranging from $0.60 CDN to $1.40 CDN (average $0.76 U.S.).

On June 5, 2007, the Company completed a private placement of 9,090,900 common shares at a price of $2.20 CDN ($2.08 U.S. as of June 5, 2007). Proceeds, net of financing fees, totaled $17,766,772.

During the quarter ended March 31, 2007, the Company issued 62,500 common shares upon the exercise of 12,500 stock options, plus 50,000 broker compensation options at an exercise price of $1.00 CDN ($0.83 U.S.).

During the quarter ended December 31, 2006, the Company issued 72,741 shares to employees in satisfaction of employment agreements at an average price of $0.90, and 23,573 shares previously held in escrow were cancelled.

During the quarter ended December 31, 2006, the Company issued 395,000 common shares upon the exercise of 280,000 stock purchase warrants at an exercise price of $0.85 CDN ($0.73 -$0.75 U.S.), the exercise of 15,000 stock purchase warrants at an exercise price of $1.25 CDN ($0.86 U.S.), and the exercise of 100,000 options at an exercise price of $0.60 CDN ($0.54 U.S.).

During the quarter ended June 30, 2006, the Company issued 40,000 common shares upon the exercise of 40,000 options at an exercise price of $0.60 CDN ($0.53 U.S.).

On April 3, 2006, the Company completed a private placement of 25,000,000 common shares at a price of $1.00 CDN ($0.86 U.S. as of April 3, 2006). Proceeds, net of financing fees, totaled $20,134,260. Of the net proceeds, $172,370 had been received in the Company’s bank accounts prior to March 31, 2006. Since the subscription forms reflected a March 30, 2006 date, and the remainder of the cash of $19,961,890 was on deposit with Dundee Securities Corporation, the private placement was recorded as “Private placement proceeds receivable” and as “Capital Stock Issuable” in the financial statements at March 31, 2006.

During the quarter ended March 31, 2006, the Company issued 691,304 common shares upon the exercise of 378,370 options at an exercise price of $0.60 CDN ($0.51 U.S.), the exercise of 192,934 stock purchase warrants at an exercise price of $0.75 U.S., and 120,000 common shares as a signing bonus as part of an employment agreement at a deemed price of $0.72 CDN ($0.61 U.S.).

During the quarter ended December 31, 2005, the Company issued 183,333 common shares upon the exercise of 100,000 options at an exercise price of $0.60 CDN ($0.51 U.S.) and 83,333 purchase warrants at an exercise price of $0.45 U.S.

During the quarter ended September 30, 2005, the Company issued 40,000 common shares upon the exercise of 40,000 options at an exercise price of $0.60 CDN ($0.51 U.S.).

During the quarter ended June 30, 2005, the Company issued 17,778 common shares upon the exercise of 17,778 options at an exercise price of $0.90 CDN ($0.73 U.S.).

NOTE 7 - STOCK BASED COMPENSATION

The Company’s stock option plan provides for the grant of incentive stock options for up to 5,342,845 common shares to employees, consultants, officers and directors of the Company. All terms and conditions of the options are the same for external parties as well as internal employees and directors. Options are granted for a term of up to five years from the date of grant. Stock options granted generally vest over a period of eighteen months, with 25% vesting on the date of grant and 25% vesting every six months thereafter. Since the plan has been administered by the Company’s Vancouver office and Pacific Corporate Trust Company, the Company has issued stock options with an exercise price stated in Canadian dollars per share. The Company recognizes compensation expense using the straight-line method of amortization. Historically, the Company has issued new shares to satisfy exercises of stock options and the Company expects to issue new shares to satisfy any future exercises of stock options.

U.S. Geothermal and their Board of Directors have previously provided additional incentive to our United States (“U.S.A.”) employees and consultants by offering stock options at a discount off market price as allowed by the TSX Venture exchange. The U.S.A. legislature and the Internal Revenue Service (“IRS”) have issued regulations to dissuade companies from granting these discounted stock options. Through the American Jobs Creation Act of 2004 and the Internal Revenue Code Section 409A, discounted stock options have now been classified as deferred compensation in which the “discount” is taxable at the date of vesting, instead of upon the date of exercise. They have also dictated that a 20% penalty on all discounts is to be paid at date of vesting. These new rules have been retroactively applied to all options vesting after January 1, 2005.

Since U.S. Geothermal stock options vest 25% on date of grant and 25% every six months thereafter, option holders would be subject to amending tax returns for prior years and paying tax and penalty on the value of the discount. These amendments and payments would be required whether or not the option holder exercises the options. The IRS allowed option holders until December 31, 2007 to rectify the situation by allowing them to reprice the existing options to the market price on the date of option grant. As of March 31, 2007, all of our U.S.A. option holders repriced their options to the market price on the date of grant. An adjustment to the fair market value of the repriced options was included in the stock compensation accrual for March 2007.

During the quarter ended September 30, 2007, the Company granted 775,000 stock options to consultants and employees exercisable at a price of $2.41 U.S. until January 22, 2012.

During the quarter ended March 31, 2007, the Company granted 235,000 stock options to consultants and employees exercisable at a price of $1.40 CDN ($1.24 U.S.) until January 22, 2012.

During the quarter ended September 30, 2006, the Company granted 170,000 stock options to consultants and employees exercisable at a price of $1.00 CDN ($0.89 U.S.) until July 31, 2011.

During the quarter ended June 30, 2006, the Company granted 1,763,000 stock options to consultants, employees, directors and officers exercisable at prices ranging from $0.85 to $1.00 CDN ($0.77 to $0.90 U.S.) until April 12, 2011.

The following table reflects the summary of stock options outstanding at March 31, 2008 and changes during the years ended March 31, 2008, 2007 and 2006:

		Weighted	Weighted
		Average	Average	Aggregate
	Number of	Exercise	Fair	Intrinsic
	shares under	Price Per	Value	Value
	options	Share	(US)	(US)

Balance outstanding, March 31, 2005	1,756,265	$0.68 CDN	$0.34	$590,033
Forfeited	(204,489)	0.86 CDN	0.62	(64,037)
Exercised	(536,148)	0.63 CDN	0.30	(153,641)
Granted	50,000	1.05 CDN	0.99	26,791
Balance outstanding, March 31, 2006	1,065,628	0.69 CDN	0.37	399,146
Forfeited	(145,000)	0.86 CDN	0.62	(90,487)
Exercised	(152,500)	0.63 CDN	0.30	(46,427)
Granted	2,168,000	1.05 CDN	0.99	2,140,719
Balance outstanding, March 31, 2007	2,936,128	0.96 CDN	0.82	2,402,951

Forfeited	(5,000)	1.00 CDN	0.80	(4,000)
Exercised	(806,250)	0.83 CDN	0.63	(511,494)
Granted	775,000	2.41 US	1.95	1,513,964
Balance outstanding, March 31, 2008	2,899,878	$1.35CDN	$1.17	$3,401,421

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model using the assumptions noted in the following table. Expected volatilities are based on historical volatility of the Company’s stock. The Company uses historical data to estimate option exercises and employee termination within the Black-Scholes model. The expected term of options granted represents the period of time that options granted are expected to be outstanding, based upon past experience and future estimates and includes data from the Plan. The risk-free rate for periods within the expected term of the option is based upon the U.S. Treasury yield curve in effect at the time of grant. The Company currently does not foresee the payment of dividends in the near term.

The fair value of the stock options granted was estimated using the Black-Scholes option-pricing model and is amortized over the vesting period of the underlying options. The assumptions used to calculate the fair value are as follows:

	Year Ended March 31,
	2008	2007

Dividend yield	0	0
Expected volatility	77-140%	82-149%
Risk free interest rate	1.74-5.10%	3.94-4.2%
Expected life (years)	3.18	3.36

Changes in the subjective input assumptions can materially affect the fair value estimate and, therefore, the existing models do not necessarily provide a reliable measure of the fair value of the Company’s stock options.

The following table summarizes information about the stock options outstanding at March 31, 2008:

OPTIONS OUTSTANDING
		REMAINING	NUMBER OF
EXERCISE	NUMBER OF	CONTRACTUAL	OPTIONS
PRICE	OPTIONS	LIFE (YEARS)	EXERCISABLE

$ 0.60 CDN	210,628	0.83	210,628
0.72 CDN	67,500	1.58	67,500
0.85 CDN	20,000	3.00	20,000
0.90 CDN	182,500	1.58	182,500
1.00 CDN	1,423,000	3.00	1,423,000
1.15 CDN	78,750	3.33	78,750
1.40 CDN	157,500	3.83	118,125
2.41 US	760,000	4.33	380,000

$ 1.35 CDN	2,899,878	3.12	2,480,503

The following table summarizes information about the stock options outstanding at March 31, 2007:

OPTIONS OUTSTANDING
		REMAINING	NUMBER OF
EXERCISE	NUMBER OF	CONTRACTUAL	OPTIONS
PRICE (CDN)	SHARES	LIFE (YEARS)	EXERCISABLE

$ 0.60	355,628	1.91	355,628
0.72	197,500	2.67	197,500
0.85	20,000	4.00	15,000
0.90	347,500	2.67	347,500
1.00	1,615,500	4.00	807,750
1.15	165,000	4.50	82,500
1.40	235,000	4.83	58,750
$ 0.96	2,936,128	3.59	1,864,628

A summary of the status of the Company’s nonvested stock options for the fiscal years ended March 31, 2008, 2007 and 2006 are presented as follows:

		Weighted	Weighted
		Average Grant	Average
	Number of	Date Fair Value	Grant Date
	Options	Per Share	Fair Value

Nonvested, March 31, 2005	719,066	$0.68 CDN	$0.34
Granted	50,000	0.72 CDN	0.54
Vested	(386,566)	0.61 CDN	0.29
Forfeited	(240,000)	0.63 CDN	0.31
Nonvested, March 31, 2006	142,500	0.69 CDN	0.37
Granted	2,168,000	1.05 CDN	0.99
Vested	(1,094,000)	0.63 CDN	0.30
Forfeited	(145,000)	0.86 CDN	0.62
Nonvested, March 31, 2007	1,071,500	0.96 CDN	0.82

Granted	775,000	2.41 US	1.54
Vested	(1,422,125)	2.15 US	1.37
Forfeited	(5,000)	1.00 CDN	0.80
Nonvested, March 31, 2008	419,375	$1.12 CDN	$1.43

As of March 31, 2008, there was $363,923 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 1.5 years. The total fair value of shares vested during the year ended March 31, 2008 and 2007 was $1,723,807 and $1,129,072; respectively.

Stock Purchase Warrants

At June 30, 2007, 454,545 share purchase warrants at an exercise price of $2.08 US were issued to compensate brokers resulting from the private placement of 9,090,900 common shares issued June 5, 2007. During the quarter ended December 31, 2007, stock purchase warrants representing 159,091 common shares at an exercise price of $2.08 U.S. were exercised.

NOTE 8 - RELATED PARTY TRANSACTIONS

At March 31, 2008 and 2007, the amounts of $9,218 and $9,510, respectively, are payable to directors and officers of the Company. These amounts are unsecured and due on demand.

The Company’s subsidiary Raft River Energy I, LLC owed the Company $205,033 and $154,277 at March 31, 2008 and 2007; respectively, for operating and maintenance expenses. The receivable balance is comprised of unsecured demand obligations due within twelve months. During the fiscal year ended March 31, 2008, the Company received $62,500 in management fees and $121,742 in lease and royalties from RREI.

The Company incurred the following transactions with directors, officers and a company with a common director:

	Year Ended	Year Ended
	March 31,	March 31,
	2008	2007

Administrative services	$22,321	$20,563
Director fees	41,250	23,250
Consulting fees	16,000	24,000

	$79,571	$67,813

NOTE 9 - DIFFERENCES BETWEEN CANADIAN AND U.S. GAAP

The Company’s consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The material difference in respect to these financial statements between U.S. GAAP and Canadian GAAP is reflected in the recording of Property, Plant and Equipment. Under Canadian GAAP, development and exploration costs associated with the Raft River project (property lease payments, geological consulting fees, well monitoring and permitting, etc.) are recorded as a capital asset. Under U.S. GAAP, these amounts are expensed. As a result of the above, under Canadian GAAP the following line items in the consolidated balance sheets and income statements would have been presented as follows:

Consolidated Balance Sheets	U.S. GAAP December 31, 2008	Canadian GAAP December 31, 2008	U.S. GAAP March 31, 2007	Canadian GAAP March 31, 2007
Plant, Property and Equipment	$ 6,858,015	$ 7,298,626	$ 4,138,386	$ 4,578,997
Total Assets	40,366,933	40,807,544	22,673,340	23,113,951
Stockholders’ Equity	38,075,200	38,515,831	21,216,878	21,657,489
Total Liabilities and Stockholders’ Equity	$ 40,366,933	$ 40,807,544	$ 22,673,340	$ 23,113,951

Consolidated Statements of Operations and Comprehensive Loss	U.S. GAAP Year Ended December 31, 2008	Canadian GAAP Year Ended December 31, 2008	U.S. GAAP Year ended March 31, 2007	Canadian GAAP Year ended March 31, 2007
Exploration Expenditures	$ -	$ -	$ -	$ -
Loss from Operations	(4,433,035)	(4,433,035)	(2,987,869)	(2,987,869)
Net Loss	$ (3,369,358)	$ (3,369,358)	$ (1,792,584)	$ (1,792,584)

NOTE 10 - COMMITMENTS AND CONTINGENCIES

Operating Lease Agreements
The Company has entered into several lease agreements with terms expiring up to December 1, 2034 for geothermal properties adjoining the Raft River Geothermal Property and for Neal Hot Springs. The Company incurred total lease expenses for years ended March 31, 2008, 2007 and 2006 of $49,975, $28,698 and $10,498; respectively.

BLM Lease Agreement
On August 1, 2007, the Company signed a geothermal resources lease agreement with the United States Department of the Interior Bureau of Land Management (“BLM”). The contract requires an annual payment of $3,502 including processing fees. The primary term of the agreement is 10 years. After the primary term, the Company has the right to extend the contract. BLM has the right to terminate the contract upon written notice if the Company does not comply with the terms of the agreement.

Office Lease
The Company entered into a 3 year lease contract effective January 1, 2008 through January 31, 2011, for general office space for an executive office located in Boise, Idaho. The lease payments are due in monthly installments that start at $5,637 per month and increase annually to $5,981 per month.

The following is the total contracted lease obligations for the next five fiscal years:

Year
Ending
March 31,	Amount

2009	$111,686
2010	118,726
2011	109,607
2012	53,800
2013	44,802
Thereafter	134,608

Power Purchase Agreements
The Company has signed a power purchase agreement with Idaho Power Company for sale of power generated from its subsidiary Raft River Energy I, LLC. The Company has also signed a transmission agreement with Bonneville Power Administration for transmission of the electricity from this plant to Idaho Power, and from the phase two plants to other purchasers. These agreements will govern the operational revenues for the initial phases of the Company’s operating activities.

The Company signed a power purchase agreement on March 12, 2008 with Eugene Water and Electric Board for the planned phase two power plant at Raft River, Idaho. The agreement allows for variable output up to a maximum of 16 megawatts with a term of 25 years. The agreement is subject to successful drilling and resource development.

As a part of the purchase of the assets from Empire Geothermal Power, LLC and Michael B. Stewart acquisition (“Empire Acquisition”) (see Note 11), a Power Purchase agreement with Sierra Pacific Power Company was assigned to the Company. The contract has a stated expected output of 3,250 kilowatts maximum per hour and extends through 2017. All power produced will be purchased and there are no penalties for not meeting or exceeding expected output levels.

Construction Contract
On December 5, 2005, the Company signed a contract (the “Ormat EPC Agreement”) with Ormat Nevada, Inc. (Ormat) for Ormat to construct a 13 megawatt geothermal power plant at Raft River, Idaho. As part of the Agreement, Ormat has guaranteed certain performance specifications and plant components. At fiscal year end, Company management does not believe that all specifications have been met, and has withheld payment of approximately $1 million dollars. This amount has not been reflected as a liability in the Company’s financial statements.

Joint Venture Agreement Construction Costs
Raft River Energy I is a joint venture between the Company and Raft River I Holdings, LLC a subsidiary of Goldman Sachs Group, Inc. An Operating Agreement governs the rights and responsibilities of both parties. At fiscal year end, the Company had contributed approximately $17 million in cash and property, and Raft River I Holdings has contributed approximately $34 million in cash. Raft River I Holdings, LLC is not required to contribute additional capital based upon the current agreement. The Company is obligated to provide contributions sufficient to complete a 10 mega watt power plant. At fiscal year end, the project is believed to be substantially funded. Profits and losses are allocated to the members based upon contributed capital levels. As profits are realized, the levels of capital will be returned to Raft River I Holdings, LLC.

NOTE 11 – SUBSEQUENT EVENTS

Major Acquisition
Prior to fiscal year end, the Empire Acquisition transaction was initiated to acquire a 3.6 megawatt operating geothermal power plant and approximately 28,358 acres (44.3 square miles) of geothermal energy leases and certain ground water rights all located north of Reno, Nevada. The power plant is comprised of four binary cycle units, a wet cooling tower and nine geothermal wells developed in a proven geothermal reservoir. The total sales price was $16.6 million dollars. A portion of the funds that amounted to approximately $11.3 million dollars was transferred from escrow prior to April 1, 2008. On May 1, 2008, the remaining $5.32 million was transferred to the seller, and the transaction was considered to be complete.

Private Placement Common Stock Offering
Subsequent to fiscal year end, the Company entered into an agreement with a Canadian investment dealer, in which an underwriter has agreed to purchase 4,260,000 units of the Company’s equity interests. Each unit comprises one common share of the Company’s stock and one half of one common share purchase warrant. The initial offering, completed on April 28, 2008, generated gross proceeds $10,011,000 CDN (approximately $10,154,458 US) at a price of $2.35 CDN per share. Each warrant will entitle the holder the right to acquire one additional common share of the Company for a period of 24 months following the closing of the offering for $3.00 US per share. In addition, the Underwriters exercised their option to purchase an additional 2,122,500 Units at the issue price of the offering, resulting in the issuance of a total of 6,382,500 Units for aggregate gross proceeds of approximately 15 million CDN.

Exploration Joint Venture
In May 2008, the Company entered into an agreement with Gerlach Green Energy LLC of Nevada (“GGE”). The purpose of the joint venture is the exploration of the Gerlach geothermal system, which is located in northwestern Nevada, near the town of Gerlach. The agreement establishes a limited liability company named Gerlach Geothermal LLC. The agreement provides for a 60 percent U.S. Geothermal ownership interest in the joint venture by a subsidiary of the Company and a 40 percent ownership interest by GGE, with the Company expending $2,000,000 toward the project, of which $300,000 is a property contribution in the form of a BLM geothermal lease. GGE has contributed one BLM geothermal lease and one private geothermal lease. These leases have all had previous work including geophysical studies and drilling. The combined property totals 3,615 acres (5.6 square miles) with 3,415 acres of BLM leases and 200 acres in a private property lease. The joint venture agreement gives GGE an option to maintain its 40% ownership interest as additional capital contributions are required. If GGE dilutes to below a 10 percent interest, their ownership position in the joint venture would be converted to a 10 percent net profits interest. The Company will serve as the manager for the joint venture’s development activities.